CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Preliminary Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934 of our report dated March 26, 1998 on our audits of the financial statements of ARTRA GROUP Incorporated for the years ended December 31, 1997, December 26, 1996 and December 27, 1995.



PricewaterhouseCoopers LLP



Chicago, Illinois
September 21, 1998


















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